SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to SS 240.14A-11(c) or SS
240.14a-12

              CENTRAL VERMONT PUBLIC SERVICE CORPORATION
 .................................................................
            (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required
[   ] Fee computed on table below per Exchange Act Rules
14a-6(i)(1) and 0-11
     (1) Title of each class of securities to which transaction applies: ........................................................
     (2) Aggregate number of securities to which transaction
applies: ........................................................
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
 .................................................................
     (5) Total fee paid:
 .................................................................

[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
 .............................................
(2) Form, Schedule or Registration Statement No.:
 .............................................
(3) Filing Party:
 .............................................
(4) Date Filed:
 .............................................
(Amended by by Sec Act Rel No. 7331; Exch Act Rel No. 37692, eff. 10/7/96.)

March 31, 1999




Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Central Vermont Public Service Corporation at
10:00 a.m. on Tuesday, May 4, 1999 at the Killington Grand Hotel
Conference Center, Killington Road, Killington, Vermont.
Refreshments will be served at 9 a.m.

At this meeting you will be asked to elect three directors to serve for a three-year term and one director to serve for a two-year term.

Your vote is very important to us. In order to ensure that your shares may be represented at the meeting and to avoid additional expense of solicitation, we urge that you promptly vote, sign and return the enclosed proxy in the return envelope provided. If you do plan on attending the Annual Meeting, which we hope you will, you may revoke your proxy and vote your shares in person.

Thank you for your confidence and continued support.


Sincerely,

ROBERT H. YOUNG
President and
Chief Executive Officer

           CENTRAL VERMONT PUBLIC SERVICE CORPORATION
                        77 GROVE STREET
                    RUTLAND, VERMONT 05701
                    ______________________

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  To Be Held on May 4, 1999
                    ______________________


TO THE HOLDERS OF COMMON STOCK:

     The Annual Meeting of Stockholders of Central Vermont Public Service Corporation will be held at the Killington Grand Hotel Conference Center, Killington Road, Killington, Vermont, on Tuesday, May 4, 1999, at 10 a.m., for the following purposes:

      1. To elect three directors for a term of three years and to elect one director for a term of two years; and

      2. To act upon any matters incidental to or in furtherance of the foregoing and upon any matters which may properly come before the meeting or at any adjournments thereof.

     Each of the above items is described in the Proxy Statement which accompanies this Notice.

     The Board of Directors has fixed the close of business on February 24, 1999, as the record date for the determination of the holders of the Company's Common Stock entitled to notice of, and to vote at, the meeting and any adjournments thereof.

                       By Order of the Board of Directors,

                       Joseph M. Kraus, Vice President,
                       Secretary and General Counsel

Rutland, Vermont
March 31, 1999


                    YOUR VOTE IS IMPORTANT

ALL HOLDERS OF COMMON STOCK, WHETHER OR NOT THEY PLAN TO ATTEND
THE MEETING IN PERSON, ARE URGED TO VOTE, SIGN, DATE AND RETURN
THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

             CENTRAL VERMONT PUBLIC SERVICE CORPORATION
                         77 GROVE STREET
                     RUTLAND, VERMONT 05701
                     ______________________
                                             March 31, 1999
                         PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Central Vermont Public Service Corporation ("CVPS", the "Company" or the "Corporation"), a Vermont corporation. The solicited proxies will be voted at the Annual Meeting of Stockholders to be held at the Killington Grand Hotel Conference Center, Killington Road, Killington, Vermont at 10:00 a.m. on May 4, 1999 and at any and all adjournments thereof.

     Proxies in the accompanying form, unless previously revoked, will be voted as directed by the stockholders giving such proxy. If no direction is given, proxies will be voted FOR the election, as Directors, of the four nominees listed on the proxy. Any proxy may be revoked by written notice or by a duly executed proxy bearing a later date delivered to the Secretary of the Company at any time before it is exercised, or by attending the Annual Meeting and voting in person.

     The Company will bear the cost of solicitation hereunder. The solicitation of proxies by mail may be followed by solicitation by officers or other employees or representatives of the Company. In addition, the Company has retained Morrow & Co., a proxy solicitation firm, to assist in the solicitation of proxies for the meeting. The estimated fee for such services is $6,500 plus reimbursement of reasonable out-of-pocket expenses. The Company will request banks, brokers and other similar agents or fiduciaries to forward these proxy materials to beneficial owners of stock, and, if requested, will reimburse them for the costs thereof.

     A copy of the Annual Report of the Company containing its audited financial statements for 1998 accompanies this Proxy
Statement.

     The Proxy Statement and form of Proxy were first sent to stockholders on or about the date of this Notice.

                      VOTING SECURITIES

     There were 11,461,131 outstanding shares of Common Stock, each share being entitled to one vote, at the close of business on February 24, 1999, the record date for determination of stockholders entitled to notice of and to vote at the meeting.

     In accordance with Securities and Exchange Commission ("SEC") rules, boxes and a blank space are provided on the proxy card for stockholders to designate whether they wish to vote "FOR" or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees for Director. Under Vermont law, in order for action to be taken on a matter, a quorum must exist as to that matter, which is defined for this purpose as a majority of the votes entitled to be cast in person or by proxy on the matter. Abstentions are counted in determining whether a quorum has been reached on a particular matter. If a quorum exists, then with respect to any action to be taken on a matter, other than the election of Directors, that matter would be approved if the votes cast favoring the action exceed the votes cast opposing the action. In this respect, abstentions are not counted as opposing votes. With respect to the election of Directors, a plurality of the votes cast by the shares entitled to vote in the election is required for the election of Directors (i.e. the nominees receiving the greatest number of votes will be elected at a meeting at which a quorum is present). In this respect, abstentions are not counted for purposes of the election of Directors.

                          ARTICLE 1.
                    ELECTION OF DIRECTORS

     The Company's Articles of Incorporation and By-Laws provide for the division of the Board of Directors into three classes having staggered terms of office as nearly equal in number as possible. In accordance with the Company's By-Laws, the Board of Directors has fixed at nine (9) the number of Directors for the ensuing year.

     The nominees for election at this Annual Meeting of Stockholders to serve as Directors for a term which expires at the year 2002 Annual Meeting are: Patrick J. Martin, Rhonda L.
Brooks and Robert H. Young.

     In order to keep the classes of Directors as nearly equal in number as possible, Janice L. Scites is a new nominee for election at this Annual Meeting to serve as Director for a two-year term which expires at the year 2001 Annual Meeting. Ms.
Scites was appointed Director of the Company at the November 1998 meeting of the Board of Directors to serve until the 1999 Annual Meeting to fill the vacancy created by the resignation of Delano
E. Lewis. Mr. Lewis had previously been appointed to fill the vacancy created by the retirement of Preston Leete Smith.

     Proxies will be voted (unless otherwise instructed) in favor of the election of the four nominees as indicated in the table below. Each of the nominees has consented to serve as a Director if elected. While it is not anticipated that any of the persons listed will be unable to serve as a Director, if any of the persons listed are unable to serve, then the proxies will be voted for such other person or persons as the present Board of Directors shall determine.

     The following sets forth certain information, including business experiences during the past five years, regarding the nominees for Director, as well as all Directors presently serving on the Board whose terms will expire after the 1999 Annual
Meeting.

                                                 DIRECTOR
                                                   SINCE
                                                 --------
DIRECTORS WHOSE TERMS WILL EXPIRE IN YEAR 2002:

RHONDA L. BROOKS (46)  President of the            1996
Roofing Systems Business,  since December
1997; Vice President, Investor Relations, from January to December 1997, and Vice
President, Marketing, Composites, from 1995 to 1996 at Owens Corning, Toledo, Ohio,
(Building Materials and  Fiberglass
Composites); Senior Vice President and
General Manager, PlyGem Industries, Inc.
from 1994 to 1995; Vice President, Oral Care and New Product Strategies and Vice President,
Marketing, from 1990 to 1994 at Warner-Lambert
Company.

PATRICK J. MARTIN (58) Corporate Senior Vice        1997
President and President, Developing Markets
Operations since January 1999; President,
Americas Customer Operations from 1996 to 1998;
President, Office Document Products Division from 1993 to 1996 at Xerox Corporation,
Rochester, New York (Office Products); President and General Manager, Americas Operations,
Xerox Corporation, Stamford, Connecticut from
1991 to 1993. Mr. Martin is also a Director of Comptek Research.

ROBERT H. YOUNG (51)  President and Chief           1995
Executive Officer of the Company since 1995;
Executive Vice President and Chief
Operating Officer of the Company from 1993 to 1995; Senior Vice President and Chief
Financial Officer of the Company from 1988 to 1993; Mr. Young is also Director, President and
Chief Executive Officer of Connecticut Valley
Electric Company Inc., Catamount Energy
Corporation and Catamount Investment Corporation;
Director and Chairman of Vermont Yankee Nuclear
Power Corporation; Director of Vermont Electric
Power Company, Inc., Vermont Electric Transmission
Company, Inc. and Yankee Atomic Electric.

NOMINEE FOR DIRECTOR WHOSE TERM WILL EXPIRE IN YEAR 2001:

JANICE L. SCITES (48) Vice President, Internet      1998
Implementation Strategy since November 1997,
Vice President, Value-Added Services from October
1996 to October 1997, Vice President, Business
Customer Care, Business Markets from July 1995 to October 1996 at AT&T, Basking Ridge, New
Jersey; President, Connecticut Mutual Customer
Services Group from September 1993 to July 1995 at
Connecticut Mutual Life Insurance Company, Hartford,
Connecticut.

DIRECTOR WHOSE TERM WILL EXPIRE IN YEAR 2001:

LUTHER F. HACKETT (65)  President, Hackett,         1979
Valine & MacDonald, Inc., Burlington, Vermont
(Insurance Agents).  Mr. Hackett is also
Director of Catamount Energy Corporation,
Vermont Electric Transmission Company, Inc.,
Banknorth Group, Inc. and Chairman and Director of Vermont Electric Power Company, Inc.

DIRECTORS WHOSE TERMS WILL EXPIRE IN YEAR 2000:

ROBERT L. BARNETT (58)  Executive Vice              1996
President, Motorola, Inc. and President,
Commercial, Government  and Industrial
Solutions Sector (formerly Land Mobile
Products Sector) since 1995, Schaumburg,
Illinois (Communications Equipment); President,
Nexteps, Inc. (Telecommunications Consulting
Firm), Lake Forest, Illinois from 1993 to
1995. Mr. Barnett is also a Director of Johnson Controls, Inc., and U.S.Gypsum, Inc.

FREDERIC H. BERTRAND (62) Chairman of the           1984
Board of the Company since October 1997;
Retired as Chairman of the Board and Chief
Executive Officer, National Life Insurance
Co., Montpelier, Vermont in February 1997.
Mr. Bertrand is also a Director of
Catamount Energy Corporation, The Chittenden
Corporation, Union Mutual Fire Insurance Co., and Vermont Electric Power Company, Inc.

ROBERT G. CLARKE (48)  President, Vermont           1997
Technical College, Randolph Center, Vermont.
Mr. Clarke is also a Director of Connecticut
Valley Electric Company Inc., Vermont Electric
Power Company, Inc. and the Granite Savings Bank.

MARY ALICE MCKENZIE (41) President,                 1992
Waterbury Fresh Foods and McKenzie of Vermont,
Burlington, Vermont (Manufacturer of Food
Products). Ms. McKenzie is also a Director of Vermont Electric Power Company, Inc., Vermont
Yankee Nuclear Power Corporation and Commercial
Union Insurance Company.

VOTE REQUIRED

     The election of a Director requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 1.

           RETIREMENT/RESIGNATION OF DIRECTORS

     After 21 years of service as Director, Preston Leete Smith retired in July. Mr. Smith was a valuable member and he will be missed.

     Delano E. Lewis resigned, for personal reasons, after serving for three months.

MEETINGS OF THE BOARD

     During 1998, the Board of Directors held one special and eleven regular meetings. Each Director attended at least 84% of the aggregate of all meetings of the Board and Committees of which he or she was a member.

COMMITTEES OF THE BOARD

     The Company has standing Executive, Audit, Compensation and
Nominating Committees of its Board of Directors. Members of the Committees are appointed annually by the Board.

     The Executive Committee has substantially all powers of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board. The present members of the Executive Committee are: Frederic H. Bertrand, Chairperson, Luther F. Hackett, and Robert H. Young. No meeting was held during 1998.

     The Audit Committee of the Board, composed entirely of outside Directors, reviews and reports to the Board of Directors on the findings and recommendations of the Company's independent public accountants, the Company's internal audit procedures, examinations by regulatory authorities and matters having a material effect on the Company's financial operations. The present members of the Audit Committee are: Luther F. Hackett, Chairperson, Robert L. Barnett, Rhonda L. Brooks, Robert G. Clarke and Mary Alice McKenzie. During 1998, the Audit Committee held four meetings.

     The Compensation Committee of the Board, composed entirely of outside Directors, is responsible for reviewing and making recommendations to the Board of Directors concerning the compensation of executive officers of the Company and certain subsidiaries. The members of the Compensation Committee are also responsible for the administration of the Stock Option Plans for Key Employees and the Restricted Stock Plan for Non-employee Directors and Key Employees. The present members of the Compensation Committee are: Patrick J. Martin, Chairperson, Frederic H. Bertrand and Rhonda L. Brooks. During 1998, the Compensation Committee held four meetings.

     The Nominating Committee is responsible for recommending candidates for election as Directors of the Company. The Nominating Committee will consider recommendations by the stockholders for nomination as Directors. Recommendations should be forwarded to the Secretary of the Company on or before December 1 preceding the Annual Meeting for which such nomination is sought. The present members of the Nominating Committee are:
Mary Alice McKenzie, Chairperson, Robert L. Barnett, Patrick J. Martin and Robert H. Young. During 1998, the Nominating Committee held three meetings.

     Mr. Preston Leete Smith was a member of the Executive and Compensation Committees until his retirement in July 1998.

DIRECTORS' COMPENSATION

     Directors of the Company are paid an annual retainer of $10,000. Under the 1997 Restricted Stock Plan for Non-employee Directors and Key Employees (the "Restricted Plan"), the non-employee Directors receive 50% of their annual retainer in Common Stock (instead of cash) with a three-year vesting period.
Members of the Executive Committee are paid an additional annual retainer of $500. The Chairman of the Board receives an additional $30,000 annual retainer and the Chairperson of each Committee receives an additional $2,000 annual retainer.
Directors are also paid $700 plus expenses for each Board meeting attended and $350 for each Committee meeting attended if held on the same day as a meeting of the Board or held by telephone, and a fee of $700 plus expenses for attendance at each other meeting of such Committee. As President and Chief
Executive Officer, Mr. Young receives no director's retainer or other fees for serving on the Board or any of its Committees.

     Under the Restricted Plan, 465 shares of Common Stock were awarded to each of the following Directors: Robert L. Barnett, Frederic L. Bertrand, Rhonda L. Brooks, Robert G. Clarke, Luther
F. Hackett, Patrick J. Martin and Mary Alice McKenzie based on a price per share of $10.75 representing $5,000 of the annual cash retainer.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     Under the 1998 Stock Option for Non-employee Directors (the "Plan"), approved in 1998 by the stockholders, non-employee Directors receive stock options with respect to 2,250 shares of Common Stock. Optioned shares are reflected in the individual stockholdings of the Directors set forth below under "Stock Ownership of Directors, Nominees, Executive Officers and Certain Beneficial Owners". The exercise price of the options issued to Participant Directors in 1998 was $14.6562 per share, which represents the Fair Market Value of the Company's Common Stock on the date of grant. For purposes of the Plan, the Fair Market Value of stock is defined as the average high and low trading prices reported on the composite tape on the date specified, or if no sale takes place on such date, the average of the bid and asked prices on such date. Stock options are exercisable during the period beginning six months after the date of grant and ending five years thereafter except in the event the option expires during a limited trading period declared by the Corporate Secretary, in which case the exercise period shall be extended for 30 days following termination of the limited trading period. All stock options are exercisable at a fixed price equal to the Fair Market Value of the Common Stock on the date the option is granted. The total number of shares that may be issued under the Plan may not exceed 112,500 in the aggregate, subject to proportional adjustments, and such shares may be either authorized but unissued shares or shares previously issued and reacquired by the Company. The Plan is effective for five years, terminating in year 2002.

   SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership of Company securities with the SEC and to furnish the Company with copies of all such reports. It also requires directors, officers and persons who beneficially own more than ten percent (10%) of the Company's stock to file initial reports of ownership and subsequent reports of changes in ownership with the SEC and the New York Stock Exchange. In making this statement, the Company has relied on copies of reports that have been filed with the Commission.

     Based solely on a review of the copies of such reports prepared and filed with the Commission during 1998 by the Company's executive officers and directors, and on written representations that no other reports were required, the Company believes its directors and executive officers have complied with all Section 16(a) filing requirements except for Mr. Young, who inadvertently neglected to report the ownership of shares of the Company's Common Stock held by his spouse. Mr. Young disclaims any voting or investment power over the shares held by his spouse. The Company does not have a ten percent holder.

  STOCK OWNERSHIP OF DIRECTORS, NOMINEES, EXECUTIVE OFFICERS AND
                  CERTAIN BENEFICIAL OWNERS

     The following table sets forth the number of shares of Common Stock of the Company beneficially owned by (1) each director, (2) each director nominee, (3) each of the executive officers named in the Summary Compensation Table, (4) by all the directors, nominee directors and executive officers as a group as of January 29, 1999 and (5) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock as of December 31, 1998.


                           SHARES OF
                          COMMON STOCK               PERCENT
NAME                     BENEFICIALLY OWNED(1)(2)(3)(4)  OF CLASS
----                     --------------------------  --------

L. Douglas Barba ......  21,550                      (1)
Robert L. Barnett .....   5,965                      (1)
Frederic H. Bertrand.... 13,542 (5)                  (1)
Francis J. Boyle ....... 30,900                      (1)
Rhonda L. Brooks........  5,465                      (1)
Kent R. Brown........... 33,646                      (1)
Robert G. Clarke ......   5,965(6)                   (1)
Luther F. Hackett......  17,981(7)                   (1)
Patrick J. Martin......   5,965                      (1)
Mary Alice McKenzie..... 12,112(8)                   (1)
Janice L. Scites........   -                         (1)
Douglas D. Sinclair..... 24,500                      (1)
Robert H. Young.........125,922(9)                   1.1%
All directors, nominees
and executive officers
as a group (18).........379,663                      3.3%

Sanford C. Bernstein
& Co. Inc...............991,470(10)                  8.7%
767 Fifth Avenue
New York, NY 10153

     No director, nominee for director or executive officer owns any shares of the various classes of the Company's outstanding non-voting preferred stock.

(1) No director, nominee for director or executive officer owns beneficially in excess of 1% of CVPS' outstanding Common Stock, except for Robert H. Young. Except as otherwise indicated in the footnotes to the table, each of the named individuals possesses sole voting and investment power over the shares listed.

(2) Includes shares that the named individuals have a right to acquire pursuant to options granted under the 1993 and 1998 Stock Option Plans for Non-employee Directors as follows: Messrs. Bertrand, Hackett and Ms. McKenzie, 11,250 shares; and Messrs. Barnett, Clarke, Martin and Ms. Brooks, 4,500 shares. Includes 465 shares awarded under the Restricted Stock Plan for Non-employee Directors and Key Employees, for each of Messrs. Barnett, Bertrand, Clarke, Hackett, Martin and Ms. Brooks and Ms. McKenzie.

(3) Includes shares that the named executive officers have a right to acquire pursuant to options granted under the 1988 and 1997 Stock Option Plans for Key Employees as follows: Mr. Barba, 21,550 shares; Mr. Boyle, 30,900 shares; Mr. Brown, 32,500
shares;    Mr. Sinclair, 24,500 shares; Mr. Young, 123,000
shares; and all executive officers as a group, 379,663 shares.

(4) Includes shares that the named executive officers hold indirectly under the Company's Employee Savings and Investment
(401(k)) and Employee Stock Ownership Plans as follows: Mr.
Young, 2,236 shares.

(5) Includes 1,827 shares held jointly with his spouse over which Mr. Bertrand has voting and investment power.

(6) Includes 1,000 shares held jointly with his spouse over which voting and investment power for all shares is shared.

(7)  Includes 3,000 shares owned by corporations over which Mr.
Hackett has voting and investment power.

(8) Includes 150 shares held jointly with her spouse over which Ms. McKenzie has voting and investment power.

(9) Includes one share held by Mr. Young's spouse as custodian for his son over which Mr. Young disclaims beneficial ownership and 319 shares held by his spouse over which she has sole voting and investment power.

(10) Sanford C. Bernstein & Co., Inc. has discretionary investment authority with respect to certain customer accounts holding in the aggregate 15,020 shares of the Common Stock of the Company. Such shares are held on behalf of persons who have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. Sanford
C. Bernstein & Co. has sole voting power on 792,250 shares and sole dispositive power on 991,470 shares.


  REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The philosophy of the Compensation Committee (the "Committee"), with regard to executive compensation, is to maintain a total compensation pay package which, by virtue of its design and target levels, enables the Company to recruit the best talent for our jobs, to retain high performing employees by strongly rewarding exceptional performance, to encourage employees to develop their skills and abilities and encourages and supports performance and decisions that strengthen the Company financially and strategically, including enhancing customer service. Executive Officer compensation, including the compensation of the Chief Executive Officer ("CEO"), is comprised of a base salary, annual Management Incentive Plan ("MIP") payout and a Long Term Incentive Plan ("LTIP") payout, as described below. The value of the LTIP is based on the value the Company delivers to shareholders over time. The value of the MIP is specifically tied to the Company's performance measured by the consolidated earnings per share, customer satisfaction and individual performance in the last fiscal year. The base salary range is set based on benchmarking to other electric utilities of our size, and within the range, as specific officer's salary is set based on qualification, experience and proven performance.
In addition, certain officers can receive additional amounts based on the performance of Catamount Energy Corporation for the last fiscal year as described below.

EXECUTIVE OFFICERS' BASE ANNUAL SALARY

     It is the policy of the Committee to establish salaries for the CEO and other executive officers within a range that surrounds the 50th percentile of salaries of similar positions as reported in the annual Executive Compensation Survey conducted by the Edison Electric Institute, adjusted to reflect the size of the Company as determined by revenues. Due to the fact that the Company is pursuing more unregulated endeavors, comparisons are also made to executive pay for companies of different sectors of industry with annual revenues of $300 million.

     Within this range, the salary is determined based on an evaluation of the individual's qualifications, experience and performance. The Chief Executive Officer recommends the base salary for those reporting to him to the Committee.

CHIEF EXECUTIVE OFFICER'S BASE ANNUAL SALARY

     The Committee determines the base salary of the Chief Executive Officer. Mr. Young's promotion from Chief Operating Officer to President and Chief Executive Officer in 1996 and his current placement in the salary range was determined by the Compensation Committee and approved by the Board of Directors. His current salary is based upon factors such as his level of experience in his position, Company performance and executive team performance.

1998 MANAGEMENT INCENTIVE PLAN

     The Company's executive officers participate in the Company's annual MIP. The purpose of the MIP is to focus the efforts of the executive team on the achievement of challenging and demanding corporate objectives. When corporate performance reaches or exceeds the specified annual performance objectives, an incentive payment is earned. A well-directed MIP, in conjunction with competitive salaries and benefits, provides a level of compensation which fully rewards the skills and efforts of the executives.

     Participants are designated annually by the Board of Directors. In 1998, nine executive officers were eligible to participate including the named executive officers in the Summary Compensation Table, other than Mr. Barba. Mr. Barba is covered under the Catamount annual Management Incentive Plan ("Catamount MIP") described below.

     The MIP contains a financial performance threshold, below which no incentive awards are paid. The 1998 threshold was calibrated against consolidated earnings per share. The degree to which the consolidated earnings per share target is achieved generates a pool which is available to fund incentive payouts.

     However, performance measures must also be met in the following areas to receive an award. Each measure is equally weighted.

     CONSOLIDATED EARNINGS PER SHARE. While this measure is used to establish the incentive pool, it is also one of the measures which is assessed in determining distribution of the pool.

     CUSTOMER SATISFACTION MEASURES. Measures the customers' satisfaction with CVPS overall and with how CVPS handled their last inquiry or service request.

     INDIVIDUAL PERFORMANCE. Based on advice and recommendation from the CEO for officers reporting to him, the Committee evaluates individual officer performance compared to performance objectives set early in the year, and also evaluates the performance of the CEO.

     If the maximum payout on all of the standards were to be achieved, the total incentive award would represent 35% of base salary for the President and CEO; 25% for the Chief Financial Officer and Treasurer, Senior Vice President Engineering and Operations, and Vice President and General Manager for Business Development; 20% for Vice President, General Counsel and Secretary, Vice President and Controller, Vice President of Regulatory Affairs and Strategic Analysis, Vice President of Public Affairs, and Assistant Vice President, Human Resources and Strategic Planning. Starting in 1998, the value of any MIP payout is awarded half in cash and half in three-year restricted stock. Due to not meeting the minimum funding threshold based on financial performance, there was no payout through the MIP for 1997 and there will be no payout for 1998.

1998 LONG TERM INCENTIVE PLAN

     The Committee views the Company's current LTIP based on the Stock Option Plan for Key Employees ("Stock Option Plan"), which was approved in 1997 by the stockholders, as an important component in its strategy for attracting and retaining executives of high caliber and helping to focus management attention on increasing stockholder value.

     The LTIP options are granted to executive officers annually by the full Board on recommendation of the Committee. In 1998, ten of the Company's executive officers received options including the named executive officers in the Summary Compensation Table. The number of options is determined by reference to the annual Edison Electric Institute Executive Compensation Survey, with data statistically adjusted to reflect company size. All awards are provided by means of non-qualified stock options which have an exercise price equal to 100% of the Fair Market Value of the Common Stock of the Company on the date of grant. The options will have value only if the Company's stock price increases. The Committee's policy is that the exercise price of stock options should not be amended after grant, except in the event of a stock dividend, stock split or other change in corporate structure or capitalization affecting the Company's Common Stock. The current Stock Option Plan is effective for ten years terminating in year 2007.

     Stock options are exercisable in whole or in part from the date of grant for a period of ten years and one day but in no event later than one year after retirement from the Company. Options granted under the Stock Option Plan are not transferrable except upon the death of the optionee and during his or her lifetime are exercisable only by him or her. The options terminate immediately upon termination of employment for cause or after three months in the case of termination of employment for any other reason.

1999 MANAGEMENT AND LONG TERM INCENTIVE PLANS

     The Board of Directors adopted a revised annual Management Incentive Plan ("the 1999 MIP") to be effective for the 1999 Plan (fiscal) year. The 1999 MIP changes the 1998 MIP by replacing the consolidated earnings per share funding trigger with a consolidated earnings per share multiplier. As with the 1998 MIP, half of the award is in cash and half in restricted shares of Common Stock vesting over three years. In 1999, the Company added a 25% premium to the restricted stock component.

     The Board of Directors adopted a revised Long Term Incentive Plan for 1999 ("1999 LTIP"). The 1999 LTIP will deliver half of the value in qualified stock options and half in restricted shares of Common Stock. The half in restricted shares of Common Stock is dependent upon reaching Total Shareholder Return performance targets in three years versus a national peer group of utilities.

CATAMOUNT INCENTIVE PLANS

     Catamount Energy Corporation ("Catamount"), a wholly owned subsidiary of Catamount Investment Corporation, also has an annual Management Incentive Plan ("Catamount MIP") for officers of Catamount approved annually by its Board of Directors. Under the Catamount MIP, its Senior Vice President and General Manager could receive 40% of his base salary if the maximum payout on all of the standards were to be achieved. Additional amounts can be added at the Catamount Board's discretion if objectives are exceeded by more than 20%. Officers of the Company who are also officers of Catamount may be granted an award by the Catamount Board based upon the performance of Catamount and the Catamount Board's subjective evaluation of each officer's individual contribution to that performance. Amounts paid under the Catamount MIP to three of the named executives, including Mr. Barba, are set forth in the Bonus column of the Summary Compensation Table.

     In 1998, Catamount also established a Long Term Incentive Plan ("Catamount LTIP") for its officers. The first potential payout under Catamount's LTIP would be in year 2001 if performance standards are met for 1998-2000. The maximum payout under this plan, if all the objectives are fully met, is 25% of the base salary of its Senior Vice President and General Manager.

OTHER PERQUISITES

     It is the policy of the Committee not to compensate officers through the use of perquisites. A car is provided to the CEO and periodic medical examinations for all officers are available.
There are no other perquisites provided to any officer.

OTHER COMPENSATION COMMITTEE ITEMS

     The Company is eligible for tax deductions for compensation paid to its officers. As each officer's compensation is less than the one million dollar pay cap enacted by Congress as part of the Omnibus Budget Reconciliation Act of 1994, the Company maintains the tax treatment applicable to other employee compensation.

     The Committee retains the services of an independent expert to advise it with respect to the extent to which its pay practices are consistent with prevailing industry standards. With the assistance of its advisor, it aggressively reviews its plans each year to assure that it competitively pays and rewards executives to act in the interests of the ratepayers and the shareholders.

                COMPENSATION COMMITTEE MEMBERS:
                Patrick J. Martin, Chairperson
                Frederic H. Bertrand
                Rhonda L. Brooks

FIVE-YEAR SHAREHOLDER RETURN COMPARISON
---------------------------------------

     The SEC requires that the Company include in its proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index and either a published industry or line-of-business index or an index of peer companies selected by the Company. The Board of Directors has selected for its peer group index a stock index compiled by the Edison Electric Institute ("EEI Index"), because it is the most comprehensive and representative in as much as it includes stock performance data for investor-owned electric utility companies.

        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            CENTRAL VERMONT, EEI INDEX, S & P 500

            1993    1994    1995    1996    1997    1998

CVPS        100.00  70.80   74.42   71.18   97.12   70.89
EEI Index   100.00  88.43  115.86  117.25  149.33  170.07
S&P 500     100.00 101.32  139.14  170.79  227.39  291.86

Assumes $100 Invested on December 31, 1993
*Total Return Assumes Quarterly Reinvestment of Dividends


         EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

     The following table sets forth all cash compensation paid or to be paid by the Company and its subsidiaries, as well as the number of stock option awards earned during the last three fiscal years by the Company's CEO and the four most highly compensated executive officers whose salary and bonus for services rendered to the Company and its subsidiaries in all capacities for 1998 exceeded $100,000.

                      SUMMARY COMPENSATION TABLE
                                           Long Term
                                                       Compensation
                             Annual Compensation          Awards
                         --------------------------    ------------
                                                        Securities       All Other
Name and Principal                 Salary     Bonus     Underlying      Compensation
Position (1)               Year   ($) (2)    ($)(3)   Options/SARs(#)    ($) (4)
----------------------     ----  ---------  --------  --------------- --------------
Robert H. Young         1998   254,400   14,586    53,000/0      7,127
President and CEO       1997   246,758    9,897    35,500/0      7,049
                        1996   231,420   50,601    12,000/0      6,906

Francis J. Boyle        1998   169,286    7,174    12,500/0      6,665
Senior Vice President,  1997   159,175    4,654    12,500/0      6,589
CFO and Treasurer       1996   150,550   23,312     5,900/0        482

Kent R. Brown (5)       1998   174,250     ---     12,500/0      6,914
Senior Vice President,  1997   176,081     ---     12,500/0      2,114
Engineering and         1996    42,500    5,113     7,500/0        295
Operations

Douglas D. Sinclair (5) 1998   175,000    6,178    12,500/0      3,203
Vice President and      1997   117,788   35,000    12,000/0     61,737
General Manager,
Business Development

L. Douglas Barba        1998   138,600   48,620      9,000/0     5,881
Senior Vice President   1997   143,702   32,990      9,000/0     5,583
and General Manager,    1996   128,389   27,946      3,550/0     5,490
Catamount Energy
Corporation (6)


(1) -  The principal positions listed were held as of December
31, 1998.

(2) - Includes compensation deferred at the election of executive officers named, and includes for Mr. Young - director's retainers and fees earned from Vermont Electric Power Company and compensation for services performed for Vermont Yankee for which the Company was reimbursed.

(3) - Includes incentive awards by Catamount Energy Corporation, as follows for: Mr. Young: 1998 - $14,586, 1997 - $9,897, 1996 -
$10,000; Mr. Boyle: 1998 - $7,174, 1997 - $4,654, 1996 - $5,000;
Mr. Barba: 1998 - $48,620, 1997 - $32,990, 1996 - $27,946.
Pursuant to an employment agreement, includes $6,178 in 1998 and $35,000 bonus in 1997 for Mr. Sinclair.

(4) - The total amounts shown in this column for 1998 are comprised as follows:

    - Company matching contributions to the Employee Savings and Investment Plan (401(k)) includes for Mr. Young: $6,400; Mr.
Boyle: $6,201; Mr. Brown: $6,400; Mr. Sinclair: $2,766; Mr.
Barba: $5,544

      - Taxable term cost on executive split-dollar insurance. (An insurance plan that gives both employer and employee an interest in the policy death benefit on the employee's life) for Mr. Young: $727; Mr. Boyle: $464; Mr. Brown: $514; Mr. Sinclair:
$437; Mr. Barba: $337

      - Pay in lieu of taking vacation based on Company policy for employees who qualify for Mr. Barba: $3,199

      - Pursuant to an employment agreement, includes $61,380 for reimbursement of moving expenses including gross-up payments for certain federal and state income tax obligations associated with his relocation for Mr. Sinclair.

(5) -  Compensation data for Mr. Brown is provided only for 1998,
1997 and a portion of 1996      because he was employed by the
Company commencing September 23, 1996. Compensation data for Mr. Sinclair is provided for 1998 and a portion of 1997 because he was employed by the Company commencing April 28, 1997.

(6) -  Catamount Energy Corporation is a subsidiary of Catamount
Investment Corporation, a subsidiary of Central Vermont Public
Service Corporation.

                       STOCK OPTIONS

     The following table sets forth stock options granted to the Company's current most highly compensated executive officers during 1998 under the Company's Stock Option Plan. Under SEC regulations, companies are required to project an estimate of appreciation of the underlying shares of stock during the option term. The Company has chosen a binomial model approved by the SEC. However, the ultimate value will depend on the market value of the Company's stock at a future date, which may or may not correspond to the projections below.

OPTION/STOCK APPRECIATION RIGHTS GRANTS TABLE

            OPTION/SAR GRANTS IN LAST FISCAL YEAR
                      Individual Grants
            --------------------------------------
                                   % of
                    Number of      Total
                    Securities    Options/
                    Underlying      SARs
                     Options/    Granted to  Exercise               Grant
                      SARs       Employees   Or Base                 Date
                     Granted     In Fiscal    Price   Expiration   Present
Name                 (#) (1)       Year       ($/Sh)    Date      Value($)(2)
----                 --------    ---------   -------  ----------  -----------
Robert H. Young      53,000/0     38.8%      $14.625   5/05/08    $117,741
Francis J. Boyle     12,500/0      9.2%       14.625   5/05/08      27,769
Kent R. Brown        12,500/0      9.2%       14.625   5/05/08      27,769
Douglas D. Sinclair  12,500/0      9.2%       14.625   5/05/08      27,769
L. Douglas Barba      9,000/0      6.6%       14.625   5/05/08      19,994

-----------------
(1) A total of 136,500 shares were awarded to all plan participants under the Stock Option Plan. Stock options are exercisable in whole or in part from the date of grant for a period of ten years and one day.

(2) Per a binomial model as certified by an independent consultant. The assumptions used for the Model are as follows:
Volatility- .1861 based on monthly stock prices for the period of April 30, 1995 to April 30, 1998; Risk free rate of return - 6.25%; Dividend Yield - 6.57% over the period of April 30, 1995 to April 30, 1998; and a ten-year exercise term.

YEAR-END OPTION TABLE

     The following table sets forth stock options exercised by the Company's CEO and the four other most highly compensated executive officers during 1998, and the number and value of all unexercised options at year-end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of the Company's Common Stock on December 31, 1998.


              Aggregated Option/SAR Exercises in Last Fiscal Year(FY)
              -------------------------------------------------------
                      and Fiscal Year-End Option/SAR Values
                      -------------------------------------
(a)                   (b)          (c)            (d)             (e)
                                                  Number of
                                                  Securities     Value of
                                                  Underlying     Unexercised
                                                  Unexercised    In-the-Money
                                                    Options        Options
                      Shares                      At FY-End (#)  At FY-End ($)
                     Acquired       Value         Exercisable/   Exercisable/
Name                Exercise #   Realized($)(1)   Unexercisable  Unexercisable
----                ----------   --------------   -------------  -------------
Robert H. Young      -0-            $-0-              123,000/0      $-0-/-0-
Francis J. Boyle     -0-             -0-               30,900/0       -0-/-0-
Kent R. Brown        -0-             -0-               32,500/0       -0-/-0-
Douglas D. Sinclair  -0-             -0-               24,500/0       -0-/-0-
L. Douglas Barba     9,000           22,500            21,550/0       -0-/-0-

------------------

(1) The dollar values in columns (c) and (e) are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise or base price of the options at exercise or fiscal year end, respectively.

     No SAR's are granted by the Company under the 1997 Stock
Option Plan for Key Employees.

OFFICERS' SUPPLEMENTAL RETIREMENT PLAN

     The Officers' Supplemental Retirement Plan (the "SERP") is designed to supplement the retirement benefits available through the Company's Pension Plan to the Company's executive officers. The SERP is a part of the Company's overall strategy for attracting and maintaining top managerial talent in the utility industry.

     The Board of Directors approved a redesign of the Company's SERP commencing January 1, 1998 ("Redesigned SERP"). The Redesigned SERP directly coordinates the benefits of the SERP with the Pension Plan (i.e., target pension minus basic pension equals supplemental pension). For the Redesigned SERP, the target pension is based on the same formula as the Pension Plan but also restores any amounts restricted by IRS limits under the Pension Plan. The Redesigned SERP also reflects any incentives from the MIP.

     When the Board of Directors adopted the Redesigned SERP commencing January 1, 1998, current executive officers at that time were grandfathered under the previous SERP provisions
("Grandfathered SERP").   The named executive officers in the
Summary Compensation Table are covered under the Grandfathered
SERP.   Under the Grandfathered SERP, each grandfathered
executive officer is entitled to receive, upon retirement at age 65, fifteen annual payments in amounts equal to a specified percentage of the officer's final year's Base Salary (not including variable pay, options or other form of remuneration). The applicable percentages for the named executive officers in the Summary Compensation Table are as follows: Mr. Young, 44%; Messrs. Boyle, Brown, Sinclair and Barba, 33%. For grandfathered executive officers, a reduced benefit is available as early as
age 55 with ten years of service.   A death benefit of $100,000,
grossed up for taxes, is also provided to vested retirees covered under the Grandfathered SERP.

     Shown below is the estimated Company provided benefit payable under the Grandfathered SERP for the named executive officers in the Summary Compensation Table, assuming they were to retire at age 65, and based on assumed final base pay amounts:


Assumed Final
Annual Base Pay       33%         44%
      $                $            $
---------------       ----        ----
100,000               33,000       44,000
120,000               39,600       52,800
140,000               46,200       61,600
160,000               52,800       70,400
180,000               59,400       79,200
200,000               66,000       88,000
220,000               72,600       96,800
240,000               79,200      105,600
260,000               85,800      114,400
280,000               92,400      123,200
300,000               99,000      132,000


PENSION PLAN

     The Pension Plan of Central Vermont Public Service
Corporation and Its Subsidiaries (the "Pension Plan") is a defined benefit plan which covers employees, among others, who are officers. The Company pays the full cost of the Pension
Plan.

     The table below shows the annual amounts payable under the present provisions of the Pension Plan as amended through December 31, 1998, based on Final Average Earnings for various years of service, assuming the employee would retire at age 65 in 1999.


Assumed
-------
5-Year Final                   Years of Services
------------       --------------------------------------------
Average Earnings   15        20       25       30       35
----------------   -------   -------  -------  -------  -------
$ 80,000           $18,397   $24,529  $30,661  $36,793  $38,793
 100,000            23,467    31,529   39,411   47,293   49,793
 120,000            29,897    38,529   48,161   57,793   60,793
 140,000            34,147    45,529   57,911   68,293   71,793
 160,000 (1)        39,397    52,529   65,661   78,793   82,793

-------------
(1) Internal Revenue Code Section 401(a)(17) limits earnings used to calculate qualified plan benefits to $150,000 for 1995 and 1996, and $160,000 for 1997 and 1998.

     Final Average Earnings is the highest five-year average of consecutive years' compensation over an employee's career with the Company. In 1998, compensation for this purpose was expanded to include base salary plus incentive awards from the Management Incentive Plans. Previously, compensation was defined as base salary only.

     The amounts above are payable for the life of the retiree only, and would be reduced on an actuarial basis if survivor options were chosen. In addition, no Social Security offset applies to amounts above.

     The credited years of service at December 31, 1998, under the Pension Plan for the named executive officers in the Summary Compensation Table were as follows: Mr. Young, 11.5 years; Mr. Boyle, 3.2 years; Mr. Brown, 2.3 years; Mr. Sinclair, 1.7 years, and Mr. Barba, 6.3 years.

CONTRACTS WITH MANAGEMENT

     The Company has entered into severance compensation agreements with Messrs. Young, Boyle, Brown, Sinclair and Barba and five other executive officers of the Company. The agreements were entered into on January 1, 1998 and continue in effect until the earlier of (i) the fifth anniversary of such date or (ii) the executive's normal retirement date under the Pension Plan. Commencing on the third anniversary of the date of the agreement, and on each anniversary thereafter, the term of the agreement is automatically extended, absent 60 days prior written notice by the Company, until the earlier of (x) three years from such renewal date or (y) the executive's normal retirement date. They provide that in the event of termination of employment, or a significant change in employment status as defined in the agreement, within three years following a change in control of the Company, Messrs. Young, Boyle, Brown, Sinclair, Barba and five other executive officers will receive 2.999 times their average annual compensation for the preceding five or fewer years of service and certain legal fees and expenses incurred as a result of termination of employment.

     The provisions of the agreement do not apply if the executive officer retires, dies, is disabled, voluntarily resigns, or is dismissed for cause following a change in control. In exchange for agreeing to provide consulting services as requested by the Company for one year and refraining from working in competition with, or for a competitor of the Company for one year, the agreement permits continued participation in and retention of benefits under the Deferred Compensation Plan, Officers' Supplemental Retirement Plan, and health and disability plans. The extent of these provisions depends on an individual's participation and circumstances, and is specified in each agreement. For the Grandfathered SERP, the executive officers with less than ten years of service would receive a payment actuarially equivalent to benefits received under the Pension Plan at age 65 with ten years of service, less any benefit paid under the Pension Plan. For the Redesigned SERP, upon a change of control event, the target pension is increased to reflect an additional three years of service and an executive officer is fully vested. The agreements also provide for the payment to executive officers of an amount sufficient to offset any federal excise tax on the termination payments under Section 4999 of the Internal Revenue Code. Non-qualified stock options not immediately exercisable will become exercisable in the event of a change of control of the Company.

     A change of control under the agreements is deemed to occur if: (1) any person, corporation, partnership or group acquires 20% or more of the combined voting power of the Company's outstanding securities; (2) there is a change in the membership of the Board of Directors over a period of two consecutive years in which the members of the Board at the beginning of the period cease for any reason to be at least two-thirds of the Board at the end of the period provided. This section does not apply, however, if the nomination of each new director was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of the period; or (3) if a third party acquires ownership or voting power of 10% or more of the outstanding voting securities of the Company, and subsequently is a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, or the Company loses its exemption from or is required to register under that Act. Mr. Barba's change of control also encompasses a change of control of Catamount.

              INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP, independent public accountants, have audited the accounts of CVPS for 1998. They have served as the Company's independent public accountants since 1985. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, to be available to respond to appropriate questions, and to have the opportunity to make a statement if they so desire.

                    2000 ANNUAL MEETING
         DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     A stockholder desiring to present a proposal at the Company's year 2000 Annual Meeting of Stockholders and to have such proposal considered for inclusion in the proxy materials for such meeting should submit such proposal addressed to the Secretary, Joseph M. Kraus, no later than November 30, 1999. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC and will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Company in accordance with such applicable laws and regulations.

                       OTHER MATTERS

     The only business to be presented to the meeting, by any persons, of which the Company is aware is that which is specified in said Notice of Meeting, and any action in connection with or for the purpose of effecting the same. If any other matters properly and legally come before the meeting, the persons named as Proxies will vote upon them in accordance with their best judgement. The Proxies have no knowledge of any such other matters which may be so presented for action at the meeting.

             By Order of the Board of Directors

             ROBERT H. YOUNG
             President and Chief Executive Officer



It is hoped that all of the Common Stockholders will be represented in person or by proxy at the Annual Meeting. The Board of Directors earnestly urges that you VOTE, SIGN AND DATE the enclosed proxy, whether or not you are able to attend the meeting in person. PROXIES SHOULD BE MAILED IN THE ADDRESSED RETURN ENVELOPE ENCLOSED FOR THAT PURPOSE IN ORDER TO REACH THE OFFICE OF THE COMPANY NOT LATER THAN MAY 4, 1999. The giving of such proxy will not affect your right to vote in person should it later be found convenient for you to attend. Any proxy given is revocable at any time prior to the voting of the share or shares represented thereby.

                                     EXHIBIT A

Central Vermont Public Service Corporation
c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040

                       IMPORTANT
             Please send in your proxy today.

Please vote, sign, date and return the proxy card below in the envelope provided. If you do so now, the Company will avoid the expense of follow-up solicitations.

                          Detach here
---------------------------------------------------------------
                              PROXY

          CENTRAL VERMONT PUBLIC SERVICE CORPORATION

     Proxy for Annual Meeting of Stockholders, May 4, 1999

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ROBERT L. BARNETT, ROBERT G. CLARKE and LUTHER F. HACKETT as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on reverse side, all shares of Common Stock of Central Vermont Public Service Corporation held of record by the undersigned on February 24, 1999 at the Annual Meeting of Stockholders to be held May 4, 1999, at the Killington Grand Hotel Conference Center, Killington, Vermont, or at any and all adjournments thereof.

     This proxy when properly executed will be voted in the manner indicated herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Article 1.


SEE REVERSE                                           SEE REVERSE
SIDE         (Continued, and to be signed on reverse side)   SIDE

Central Vermont Public Service Corporation
c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040

                       IMPORTANT
             Please send in your proxy today.

Please vote, sign, date and return the proxy card below in the envelope provided. If you do so now, the Company will avoid the expense of follow-up solicitations.

                          Detach here
---------------------------------------------------------------

[X] Please mark
 votes as in
 this example

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 1.

(1) ELECTION OF DIRECTORS

NOMINEES FOR TERM EXPIRING IN YEAR 2002:
Rhonda L. Brooks, Patrick J. Martin, Robert H. Young

NOMINEE FOR TERM EXPIRING IN YEAR 2001:
Janice L. Scites

[ ]  FOR ALL NOMINEES     [ ] WITHHOLD FROM ALL NOMINEES

[ ]  ___________________________________________________
     To withhold vote for any nominee, write that nominee's name above.

(2) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. IF ANY SUCH OTHER BUSINESS IS PRESENTED FOR ACTION AT THE MEETING, IT IS THE INTENTION OF THE PROXIES TO VOTE ALL SUCH MATTERS IN ACCORDANCE WITH THEIR BEST JUDGEMENT.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [ ]

Please vote, sign, date and return the proxy card promptly using the enclosed envelope.

Please sign exactly as your name(s) appear. Joint owners each
must sign.   When signing as attorney, trustee, executor,
administrator or guardian, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer's office. If a partnership, please sign in partnership name by authorized person.

Signature:_______________________Date:__________
Signature:_______________________Date:__________